Exhibit 9.2 to the Share Purchase and Transfer Agreement

ARBITRATION AGREEMENT REGARDING THE SHARE TRANSFER AGREEMENT BETWEEN BERND MICHAEL AND NEOMEDIA TECHNOLOGIES, INC.

1. All disputes related to the Share Purchase and Transfer Agreement made between Bernd Michael and NeoMedia Technologies Inc., dated as of January 31, 2008 shall under exclusion of the state courts be finally settled by a court of arbitration. That shall also apply to disputes related to the validity of the Shares Transfer Agreement or this Arbitration Agreement.

2. The arbitration tribunal shall consist of three arbitrators. The chairman must be a lawyer admitted to a German bar. The arbitrators shall be appointed as follows:

   The party appealing to the arbitration court ("**Plaintiff**") shall appoint one arbitrator and notify the other party ("**Defendant**") about the appointment with registered mail. No later than 2 weeks after the notification about the appointment of the arbitrator the Defendant shall appoint an arbitrator and notify the Plaintiff about the notification with registered mail. No later than two weeks after the notification about the appointment of the second arbitrator, both arbitrators shall agree on the appointment of the third arbitrator who will be the chairman of the arbitration court.

   In case on side of the Plaintiff or of the Defendant there are two or more parties, these parties shall be considered to be one party for purposes of the arbitration proceedings. They shall agree on the arbitrator to be appointed by them with the simple majority of votes, each of them having one vote.

   In case the several parties on side of the Plaintiff or of the Defendant do not reach an agreement on the appointment of an arbitrator, or in case the first and the second arbitrator do not reach an agreement on the chairman of the arbitration tribunal, the chairman of the Higher Regional Court of Munich (*Oberlandesgericht München*) shall appoint the respective arbitrator. The same shall apply in case any party fails to appoint an arbitrator in due time.

3. Place of arbitration is Munich.

4. The arbitration court shall apply German substantive law.

5. The parties shall bear the costs of the proceeding pursuant to section 91 and the following sections of the German Code of Civil Procedure (*Zivilprozessordnung*).

6. Apart from that, the provisions of volume 10 of the German Code of Civil Procedure (*die Vorschriften des 10. Buchs der Zivilprozessordnung*) shall apply.

7. In the event any provision hereof is for any reason held to be or become unvalid or unenforceable, the validity of the remaining provisions hereof shall not be affected or impaired thereby.

8. This Agreement shall be countersigned in two (2) originals and shall be binding upon all Parties having signed this Agreement irrespective of whether the respective Party has received an original hereof. The Parties agree that exchange of signatures by fax to the other Party is sufficient.

In witness whereof, the Parties hereto have caused this Agreement to be executed in person or by their duly authorized representatives, all as of this January 31, 2008.

For NeoMedia Technologies, Inc.:

By: Frank J. Pazera
Title: Chief Financial Officer

For Bernd M. Michael:

By: Rainer Kreifels
Title: Attorney-in-Fact

29288_2.DOC
DAC2731337/3

VOLLMACHT

POWER OF ATTORNEY

Bernd M. Michael
Am Hövel 9
40667 Meerbusch
Germany

(der „**Vollmachtgeber**")

(the „**Principal**")

erteilt hiermit

herewith confers upon

RA Rainer Kreifels

c/o MLawGroup Partnerschaft von Rechtsanwälten Besner Kreifels Kremer von Baum
Maximilianstraße 31
80539 München

(„**Bevollmächtigter**")

("**Attorney-in-Fact**")

Vollmacht zur Vertretung des Vollmachtgebers bei

- Unterzeichnung und Abschluss des Share Purchase and Transfer Agreement regarding the Sale and Purchase of Shares in 12snap AG Munich, Germany ("**SPA**") aufgrund dessen NeoMedia Technologies Inc. an den Vollmachtgeber verkauft und abtritt und der Vollmachtgeber von NeoMedia Technologies Inc. kauft und die Abtretung annimmt 491.716 Stammaktien der 12snap AG.

Diese Vollmacht erstreckt sich u.a. auch auf die Unterzeichnung und Abschluss aller Verträge und Erklärungen im Zusammenhang mit dem SPA, einschließlich aber nicht beschränkt auf die in Zusammenhang

this Power of Attorney to represent the Principal in

- signing and closing of the Share Purchase and Transfer Agreement regarding the Sale and Purchase of Shares in 12snap AG Munich, Germany ("**SPA**") pursuant to which NeoMedia Technologies will sell and transfer to the Principal and the Principal will buy and accept the transfer of from NeoMedia Technologies Inc. 491,716 shares of common stock of 12snap AG.

This Power of Attorney includes but is not limited to signing and closing of all contracts and declarations in connection with the SPA, including but not limited to the arbitration agreement in connection with

mit dem SPA stehende Schiedsvereinbarung.

the SPA.

Der Bevollmächtigte ist dazu berechtigt, alle in diesem Zusammenhang notwendigen oder zweckmäßigen Erklärungen für den Vollmachtgeber abzugeben und Handlungen für den Vollmachtgeber vorzunehmen, einschließlich aber nicht beschränkt auf den Empfang von Aktienurkunden.

The Attorneys-in-Fact shall be authorized to make any and all statements and do any and all acts necessary or appropriate in connection with the above said on behalf of the Principal, including but not limited to the receipt of share certificates.

Der Bevollmächtigte ist von den Beschränkungen des § 181 BGB* befreit.

The Attorneys-in-Fact shall each be exempt from the restrictions set forth in Sec. 181 German Civil Code (*BGB*)*.

Der Bevollmächtigte ist ermächtigt, Untervollmacht in gleichem Umfang zu erteilen und zu widerrufen.

The Attorneys-in-Fact shall be authorized to delegate any and all of the authorities granted pursuant to this power of attorney, and to revoke such delegations.

Der deutsche Wortlaut dieser Vollmacht ist stets maßgeblich.

The German wording hereof shall prevail.

24. Januar 2008

January 24, 2008

Bernd M. Michael

* § 181 BGB: Eine Person kann nicht für beide Parteien handeln, einerseits als Vertreter der Partei, die diese Vollmacht erteilt und andererseits für sich selbst oder als Vertreter einer anderen Partei, es sei denn, sie ist von diesen Beschränkungen seitens der jeweiligen Partei befreit.

* Sec. 181 BGB provides: A person is prohibited to act on behalf of both parties, on the one side as a representative of the party giving this power of attorney and on the other side on behalf of himself or as a representative of another party, if not exempt from these restrictions by the respective parties.